SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                           Tongxin International Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G8918T103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 10, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.  G8918T103
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jeffrey L. Feinberg

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,341,613

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,341,613

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,341,613

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.97%

12.  TYPE OF REPORTING PERSON

     IN, HC

CUSIP No.    G8918T103
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JLF Asset Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,341,613

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,341,613

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,341,613

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.97%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No.    G8918T103
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JLF Partners I, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     547,087

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     547,087

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     547,087

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.88%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No.    G8918T103
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JLF Offshore Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     749,506

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     749,506

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     749,506

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.69%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No.  G8918T103

            ---------------------

Item 1(a).  Name of Issuer:

            Tongxin International Ltd.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            199 Pierce Street
            Suite 202
            Birmingham, Michigan 48009
            United States of America
            ____________________________________________________________________

Item 2(a).  Name of Persons Filing:

            Jeffrey L. Feinberg
            JLF Asset Management, L.L.C.
            JLF Partners I, L.P.
            JLF Offshore Fund, Ltd.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            Jeffrey L. Feinberg
            c/o JLF Asset Management, L.L.C.
            2775 Via de la Valle, Suite 204
            Del Mar, CA 92014
            United States of America

            JLF Asset Management, L.L.C.
            2775 Via de la Valle, Suite 204
            Del Mar, CA 92014
            United States of America

            JLF Partners I, L.P.
            c/o JLF Asset Management, L.L.C.
            2775 Via de la Valle, Suite 204
            Del Mar, CA 92014
            United States of America

            JLF Offshore Fund, Ltd.
            c/o Goldman Sachs (Cayman) Trust, Ltd.
            P.O. Box 896, KY1-1103
            Gardenia Court, Suite 3307
            45 Market Street, Camana Bay
            Grand Cayman, Cayman Islands
            ___________________________________________________________________

Item 2(c).  Citizenship:


            Jeffrey L. Feinberg - United States
            JLF Asset Management, L.L.C. - Delaware
            JLF Partners I, L.P. - Delaware
            JLF Offshore Fund, Ltd. - Cayman Islands

           ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


             G8918T103
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Jeffrey L. Feinberg: 1,341,613 shares
          JLF Asset Management, L.L.C.: 1,341,613 shares
          JLF Partners I, L.P.: 547,087 shares
          JLF Offshore Fund, Ltd.: 749,506 shares
          ______________________________________________________________________

     (b)  Percent of class:

          Jeffrey L. Feinberg: 11.97%
          JLF Asset Management, L.L.C.: 11.97%
          JLF Partners I, L.P.: 4.88%
          JLF Offshore Fund, Ltd.: 6.69%
          ______________________________________________________________________

     (c)  Number of shares as to which Jeffrey L. Feinberg has:

          (i)   Sole power to vote or to direct the vote
                                                         0
                                                         ______________________,

          (ii)  Shared power to vote or to direct the vote
                                                          1,341,613
                                                          _____________________,

          (iii) Sole power to dispose or to direct the
                disposition of                            0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                            1,341,613
                                                          _____________________.

          Number of shares as to which JLF Asset Management, L.L.C. has:

          (i)   Sole power to vote or to direct the vote
                                                         0
                                                         ______________________,

          (ii)  Shared power to vote or to direct the vote
                                                          1,341,613
                                                          _____________________,

          (iii) Sole power to dispose or to direct the
                disposition of                            0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                            1,341,613
                                                          _____________________.

          Number of shares as to which JLF Partners I, L.P. has:

          (i)   Sole power to vote or to direct the vote
                                                         0
                                                         ______________________,

          (ii)  Shared power to vote or to direct the vote
                                                          547,087
                                                          _____________________,

          (iii) Sole power to dispose or to direct the
                disposition of                            0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                            547,087
                                                          _____________________.

          Number of shares as to which JLF Offshore Fund, Ltd. has:

          (i)   Sole power to vote or to direct the vote
                                                         0
                                                         ______________________,

          (ii)  Shared power to vote or to direct the vote
                                                          749,506
                                                          _____________________,

          (iii) Sole power to dispose or to direct the
                disposition of                            0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                            749,506
                                                          _____________________.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         JLF Partners I, L.P.
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to Sec.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Sec.240.13d-1(c) or Sec.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.

     Certification for Rule 13d-1(c): By signing below each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        October 22, 2008
                                        ----------------------------------------
                                                        (Date)

                                        /s/ Jeffrey L. Feinberg (1)
                                        ----------------------------------------
                                        Jeffrey L. Feinberg


                                        JLF Asset Management, L.L.C. (1)

                                        By: /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Title: Managing Member


                                        JLF Partners I, L.P.

                                        By: /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Title: Managing Member of JLF Asset
                                        Management, L.L.C., its management
                                        company


                                        JLF Offshore Fund, Ltd.

                                        By: /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Title: Managing Member of JLF Asset
                                        Management, L.L.C., its investment
                                        manager


(1) These Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13G dated October 22, 2008 relating to the Common Stock of Tongxin International Ltd. shall be filed on behalf of the undersigned.

                                                /s/ Jeffrey L. Feinberg
                                                --------------------------------
                                                Jeffrey L. Feinberg

                                                JLF Asset Management, L.L.C.

                                                By: /s/ Jeffrey L. Feinberg
                                                --------------------------------
                                                Title: Managing Member

                                                JLF Partners I, L.P.

                                                By: /s/ Jeffrey L. Feinberg
                                                -----------------------------
                                                Title: Managing Member of JLF
                                                Asset Management, L.L.C., its
                                                management company

                                                JLF Offshore Fund, Ltd.

                                                By: /s/ Jeffrey L. Feinberg
                                                -------------------------------
                                                Title: Managing Member of JLF
                                                   Asset Management, L.L.C., its
                                                   investment manager



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